PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	APRIL 23, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Notes

Bridgelux and Toshiba Collaboration

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative companies, notes today's announcement by Bridgelux, Inc., and Toshiba Corporation that they have entered into an agreement under which Bridgelux will sell to Toshiba its industry-leading GaN-on-Silicon technology and related assets, and the companies will strengthen and extend their strategic technology collaboration through an expanded licensing and manufacturing relationship.

In January 2012, Bridgelux and Toshiba entered into a Joint Development and Collaboration Agreement for the development of GaN-on-Silicon LED technologies. The success of that relationship was demonstrated by Toshiba's announcements of the achievement of world class performance for 8" GaN-on-Silicon LED wafers and mass production of white LEDs. Both of these milestones were achieved using Bridgelux's crystal growth and LED device technologies as well as Toshiba's advanced silicon processes and manufacturing technologies. Bridgelux's press release may be viewed at http://bridgelux.com/media-center/events/bridgelux-and-toshiba-collaboration/.

"When we made our initial investment in 2005, we knew that LEDs would become an important growth market and that Bridgelux had novel and differentiated technology.  Today's announcement with Toshiba is another step towards validating that decision almost eight years ago," said Douglas W. Jamison, Chief Executive Officer of Harris & Harris Group.  "Brad Bullington and the Bridgelux management team should be commended for developing such a strong relationship with Toshiba.  This relationship is critical to maximizing the substantial opportunity in the global LED market," added Dr. Alexei A. Andreev, Managing Director at Harris & Harris Group and Bridgelux Board Observer.

Harris & Harris Group is an investor in privately held Bridgelux, Inc.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com and www.bridgelux.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.